Exhibit 99.1

Biofrontera Inc. Reports Third Quarter 2023 Financial Results and Provides a Business Update

Conference call begins at 10:00 a.m. Eastern time on Friday, November 10, 2023

WOBURN, Mass. (November 9, 2023) – Biofrontera Inc. (Nasdaq: BFRI) (the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, today reported financial results for the three and nine months ended September 30, 2023 and provided a business update.

Highlights from the third quarter of 2023 and subsequent weeks included the following:

●	Total revenues were $8.9 million, an increase of 106% from the comparable prior-year period
●	Cash and cash equivalents were $3.4 million and equity investment in shares of Biofrontera AG was valued $3.3 million, both as of September 30, 2023
●	Subsequent to the close of the quarter, raised $4.5 million in a registered direct offering priced at-the-market
●	Appointed life sciences industry veteran Heikki Lanckriet, Ph.D. to the Board of Directors
●	Hired Samantha Widdicombe as Senior Director to support and strengthen commercial relationships with key strategic customer accounts
●	Announced positive results from a Phase 1 safety study evaluating photodynamic therapy (PDT) with three tubes of Ameluz®
●	Announced last patient enrolled in a Phase 3 clinical study evaluating Ameluz®-PDT for the treatment of superficial basal cell carcinoma
●	Received FDA approval for a new formulation of Ameluz

Management Commentary

“With a strengthened commercial team and advancements in clinical trials intended to expand the Ameluz label, Biofrontera made considerable progress during the third quarter, in line with our full-year expectations. Our commercial organization has succeeded in the onboarding of significant, large new customers and increased the use of PDT as we enter the fourth quarter, historically our seasonally strongest,” said Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera.

“In the first nine months of 2023 we increased the number of BF-RhodoLED® lamps in physician offices by 101, up sharply from 55 in the preceding quarter, enabling increased adoption of Ameluz-PDT. We are proud of the resulting third quarter financial performance as product revenues more than doubled compared with the prior year,” added Fred Leffler, Chief Financial Officer of Biofrontera Inc.

Third Quarter Financial Results

Total revenues for the third quarter of 2023 were $8.9 million, an increase of $4.6 million, or 106%, compared with $4.3 million for the third quarter of 2022. This growth reflects higher sales of Ameluz due to increased adoption by dermatologists and the buy-in impact due to a price increase.

Total operating expenses were $13.5 million for the third quarter of 2023 compared with $8.0 million for the third quarter of 2022. Cost of revenues was $4.6 million for the third quarter of 2023 compared with $2.2 million for the prior-year quarter, driven by higher Ameluz product revenue. Selling, general and administrative expenses were $8.7 million for the third quarter of 2023 compared with $7.9 million for the third quarter of 2022, with the increase primarily driven by higher personnel costs due to higher sales and medical headcount.

The net loss for the third quarter of 2023 was $6.3 million, or $(4.64) per share, compared with a net loss of $2.6 million, or $(2.26) per share, for the prior-year quarter, with all per-share figures on a split-adjusted basis.

Adjusted EBITDA for the third quarter of 2023 was negative $3.9 million compared with negative $5.0 million for the third quarter of 2022, reflecting higher revenues partially offset by increased SG&A costs. Adjusted EBITDA, a non-GAAP financial measure, is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, and certain other non-recurring or non-cash items.

Nine Month Financial Results

Total revenues were $23.5 million for the first nine months of 2023 compared with $18.5 million for the first nine months of 2022. The increase was driven by higher adoption of Ameluz by dermatologists and a higher average Ameluz selling price.

Total operating expenses were $42.3 million for the first nine months of 2023 compared with $31.5 million for the first nine months of 2022. Cost of revenues increased from the prior year to $12.1 million for the first nine months of 2023. Selling, general and administrative expenses for the first nine months of 2023 were $30.1 million compared with $25.7 million for the first nine months of 2022, an increase of 17.2% compared with the prior year, primarily driven by personnel-related expenses, sales-related travel, medical education expenses and higher legal expenses.

The net loss for the first nine months of 2023 was $23.7 million, or $(17.57) per share, compared with net income of $2.1 million, or $2.19 per diluted share, for the first nine months of 2022.

Adjusted EBITDA was negative $15.8 million for the first nine months of 2023 compared with negative $14.1 million for the first nine months of 2022.

The below table presents a reconciliation from net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net income (loss)	$(6,342)	$(2,566)	$(23,657)	$2,145
Interest expense, net	142	89	256	160
Income tax expense	1	1	20	31
Depreciation and amortization	251	130	769	394
EBITDA	(5,948)	(2,346)	(22,612)	2,730
Change in fair value of contingent consideration	200	(2,200)	100	(4,100)
Change in fair value of warrant liabilities	(598)	(3,814)	(2,001)	(17,896)
Warrant inducement expense	-	2,629	-	2,629
Change in fair value of investment, related party	2,212	-	6,635	-
Legal settlement expenses	-	-	1,225	-
Stock compensation expense	207	401	817	1,469
Expensed issuance costs	-	320	-	1,045
Adjusted EBITDA	$(3,927)	$(5,010)	$(15,836)	$(14,123)
Adjusted EBITDA margin	-44.1%	-115.9%	-67.5%	-76.2%

As of September 30, 2023, Biofrontera had cash and cash equivalents of $3.4 million compared with $17.2 million as of December 31, 2022. In addition, the Company had a $3.3 million investment in shares of Biofrontera AG as of September 30, 2023.

Financial Expectations

Biofrontera Inc. affirms expectations for full-year 2023 growth in revenue to be at least 25% compared with 2022, and expects to be cash flow positive within approximately one and a half years. Subsequent to the close of the quarter, on November 2nd the company closed on a $4.5 million registered direct offering priced at-the-market.

Conference Call and Webcast

Biofrontera Inc. will hold a conference call on Friday, November 10, 2023 at 10:00 a.m. Eastern time to discuss these results and answer questions.

Date:	Friday, November 10, 2023
Time:	10:00 a.m. Eastern time
Conference Call:	877-877-1275 (U.S. toll-free)
412-858-5202 (international)
Webcast:	Live and 90-day replay webcast are available here and at investors.biofrontera-us.com.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatologic conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

(Tables follow)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,422	$17,208
Investment, related party	3,341	10,548
Accounts receivable, net	3,793	3,748
Other receivables, related party	2,713	3,658
Inventories, net	16,068	7,168
Prepaid expenses and other current assets	274	810

Total current assets	29,611	43,140

Other receivables long term, related party	-	2,813
Property and equipment, net	154	204
Operating lease right-of-use assets	1,129	1,375
Intangible asset, net	2,718	3,032
Other assets	492	320

Total assets	$34,104	$50,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,634	1,278
Accounts payable, related parties	6,988	1,312

Acquisition contract liabilities, net	7,211	6,942
Operating lease liabilities	555	498
Accrued expenses and other current liabilities	11,039	10,864
Line of credit	1,697	-

Total current liabilities	29,124	20,894

Long-term liabilities:
Acquisition contract liabilities, net	2,500	2,400
Warrant liabilities	842	2,843
Operating lease liabilities, non-current	562	848
Other liabilities	38	21

Total liabilities	33,066	27,006

Commitments and contingencies (Note 18)

Stockholders’ equity:
Preferred Stock, $0.001 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2023 and December 31, 2022	-	-
Common Stock, $0.001 par value, 15,000,000 shares authorized; 1,367,628 and 1,334,950 shares issued and outstanding as of September 30, 2023 and December 31, 2022	1	1
Additional paid-in capital	104,213	103,396
Accumulated deficit	(103,176)	(79,519)

Total stockholders’ equity	1,038	23,878

Total liabilities and stockholders’ equity	$34,104	$50,884

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Product revenues, net	$8,879	$4,290	$23,423	$18,467
Revenues, related party	17	32	52	63

Total revenues, net	8,896	4,322	23,475	18,530

Operating expenses
Cost of revenues, related party	4,495	2,127	11,814	9,504
Cost of revenues, other	95	98	262	425
Selling, general and administrative	8,619	7,765	29,874	25,050
Selling, general and administrative, related party	74	171	193	612
Research and development	33	-	44	-
Change in fair value of contingent consideration	200	(2,200)	100	(4,100)

Total operating expenses	13,516	7,961	42,287	31,491

Loss from operations	(4,620)	(3,639)	(18,812)	(12,961)

Other income (expense)
Change in fair value of warrant liabilities	598	3,814	2,001	17,896
Warrant inducement expense	-	(2,629)	-	(2,629)
Realized/Unrealized losses in investment, related party	(2,212)	-	(6,635)	-
Interest expense, net	(142)	(89)	(256)	(160)
Other income, net	35	(22)	65	30

Total other income (expense)	(1,721)	1,074	(4,825)	15,137

Income (loss) before income taxes	(6,341)	(2,565)	(23,637)	2,176
Income tax expense	1	1	20	31

Net income (loss)	$(6,342)	$(2,566)	$(23,657)	$2,145

Income (loss) per common share:
Basic	$(4.64)	$(2.26)	$(17.57)	$2.19
Diluted	$(4.64)	$(2.26)	$(17.57)	$2.19

Weighted-average common shares outstanding:
Basic	1,366,842	1,136,291	1,346,264	978,018
Diluted	1,366,842	1,136,291	1,346,264	980,251

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